Exhibit 21.1

SUCCESSFACTORS, INC. SUBSDIARIES

Subsdiaries	Place of Incorporation
United States

Congo Acquisition LLC	Delaware

SuccessFactors International Holdings, LLC	Delaware

SuccessFactors International Services, Inc.	Delaware

SuccessFactors Middle East Holdings, LLC	Delaware

The Infohrm Group, Inc.	Delaware

YouCalc, Inc.	Delaware

International

Infohrm Pty Ltd	Australia

SuccessFactors Australia Pty Limited	Australia

SuccessFactors Australia Holdings Pty Ltd.	Australia

SuccessFactors Brasil Consultoria e Assistência em Vendas Limitada	Brazil

SuccessFactors Canada Inc.	Canada

SuccessFactors Cayman, Ltd.	Cayman Islands

Shanghai SuccessFactors Software Technology Co., Ltd.	China

Epista Software A/S	Denmark

SuccessFactors Denmark ApS	Denmark

SuccessFactors France S.A.S.	France

SuccessFactors Germany GmbH	Germany

SuccessFactors Asia Pacific Limited	Hong Kong

SuccessFactors Hong Kong Limited	Hong Kong

SuccessFactors Business Solutions India Private Limited	India

SuccessFactors Ireland Limited	Ireland

SuccessFactors Italy S.r.l.	Italy

SuccessFactors Japan K.K.	Japan

SuccessFactors Korea Ltd.	Korea

Epista UAB	Lithuania

SuccessFactors de México, S. de R.L. de C.V.	Mexico

SuccessFactors Netherlands B.V.	Netherlands

SuccessFactors (Philippines), Inc.	Philippines

SuccessFactors Singapore Pte. Ltd.	Singapore

Infohrm Group Ltd	United Kingdom

SuccessFactors UK Ltd.	United Kingdom

SuccessFactors Schweiz GmbH	Zürich